Exhibit 99.1

Next.e.GO Announces Business Combination with Athena Consumer Acquisition Corp.

Combined Company Expected to be Listed on New York Stock Exchange

●	Next.e.GO Mobile SE (“e.GO” or the “Company”), the in-production German electric vehicle producer, utilizes disruptive approaches to vehicle design, manufacturing and services to produce urban vehicles with a focus on affordability, convenience, practicality and smart services

●	e.GO’s unique low capex production system (MicroFactory), combined with its Industry 4.0 digital architecture, enable the company to develop and produce vehicles in shorter periods and with considerably lower investment as compared to traditional processes

●	The Company’s proprietary MicroFactory can be deployed anywhere in the world to take production closer to demand, while offering economic value add to local communities

●	e.GO has produced and put over 1,000 vehicles on the road from its first MicroFactory in Germany

●	e.GO plans to expand its global capacity with its second MicroFactory, construction of which is expected to start before the end of 2022

●	Transaction expected to provide gross proceeds of up to approximately $285 million to e.GO, comprised of up to approximately $235 million from Athena Consumer Acquisition Corp.’s trust account (assuming no redemptions) and up to $50 million in intended debt financing

●	Up to $150 million expected to be made available under a standby equity purchase agreement (“SEPA”) pursuant to a letter of intent with Yorkville Advisors Global, LP

●	Proceeds to provide growth capital to e.GO for production ramp up, including expansion of MicroFactory build outs

●	Pro forma implied enterprise value of the combined company of $913 million

●	All existing e.GO investors to roll their equity into combined publicly traded company

●	Combined company expected to be listed on the New York Stock Exchange under the ticker “EGOX”

NEW YORK & AACHEN, GERMANY July 28, 2022 – Next.e.GO Mobile SE (“e.GO” or the “Company”), an innovative producer of urban electric vehicles based on disruptive production systems, and Athena Consumer Acquisition Corp. (“Athena”) (NYSE: ACAQ.U, ACAQ, ACAQ WS) today announced a definitive agreement for a business combination (the “Transaction” or the “Business Combination”) that would result in e.GO becoming a publicly listed company on the New York Stock Exchange (the “NYSE”).

e.GO, headquartered in Aachen, Germany, develops, designs, manufactures and markets electric vehicles for the urban environment, focusing on convenience, practicality, ease of service and cost. This is accomplished through proven and disruptive innovations in vehicle design, material selection, a smart and flexible battery solution as well as a decentralized approach to production combining low capex and a relatively smaller environmental footprint compared to other manufacturers.

The Company achieves considerably lower overall investment costs compared to traditional vehicle development and manufacturing methods, by leveraging its in-house manufacturing processes as well as its proprietary MicroFactory along with its tech-first IT architecture (Internet of Production), which simplify the production process and require less capital spend per unit of output compared to traditional methods.

In 2018, e.GO constructed its first MicroFactory in Aachen, Germany, and developed its battery electric vehicle platform. The Company subsequently began vehicle production in the second half of 2021.

To date, e.GO has put over 1,000 of its vehicles on the road and is currently working to expand its geographic reach and production footprint. The Company’s second MicroFactory in Southeast Europe is expected to start construction before the end of this year. Each MicroFactory is capable of producing approximately 30,000 cars per year in a three-shift setting.

The Company’s brand ambassador, the Brazilian football sensation Neymar Jr, unveiled the 2022 model, the e.wave.x, in May 2022.

“The partnership we announced with Athena today is a remarkable milestone in e.GO’s journey,” said Ali Vezvaei Chairman of the Board of e.GO. “This Transaction will allow us to accelerate our growth, expand our global reach, and continue our track record of disruptive innovation. e.GO has already made a mark in Europe, where we have established our first MicroFactory in Germany, at the heart of the automotive industry. We are well positioned to capitalize on growing worldwide mandates to decarbonize urban mobility, particularly in crowded and congested cities, while leveraging our unique decentralized production technology and providing economic value add to our host countries and communities. By producing vehicles with focus on convenience, practicality and smart services, e.GO is making the electric transformation of urban mobility easier and less costly. Our vehicles provide a fun, unique and technology-enabled experience to customers, while at the same time changing the face of urban mobility for the better.”

“The Athena platform of SPACs is focused on bringing tomorrow’s industry leaders to the public markets today, and we believe e.GO has all the elements to deliver on that promise,” said Isabelle Freidheim, Chairman of the Board of Athena. “e.GO has leveraged the lessons learned in the EV car manufacturing space; we believe this allows e.GO to offer customers and investors alike an industry standard setting value proposition. e.GO is carving out a successful place in the EV industry for its customers, while at the same time undertaking a compelling reinvention of the manufacturing process. With EV industry leadership determined over the next decade, e.GO is extraordinarily well positioned to be at the forefront of this industry transformation.”

Transaction Overview

The Transaction is anticipated to generate gross proceeds of up to approximately $285 million of cash, before the impact of potential redemptions by Athena’s public stockholders, which will be used to fund operations and growth. The pro forma implied enterprise value of the combined company is $913 million. The implied pre-money market capitalization of e.GO is approximately $800 million, including a share performance-based earn-out for e.GO shareholders of 30 million shares.

After the Transaction, e.GO’s leadership will continue to execute on e.GO’s strategy and growth. The Board of Directors of the combined company will include representation from e.GO and Athena and will be chaired by Ali Vezvaei.

The Transaction has been unanimously approved by the boards of directors of Athena and e.GO. Completion of the proposed Transaction is subject to customary closing conditions.

Additional information about the proposed Transaction, including a copy of the business combination agreement and the investor presentation, will be provided in a Current Report on Form 8-K to be filed by Athena with the U.S. Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Advisors

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), served as financial and capital markets advisors to Athena. Morgan, Lewis & Bockius LLP served as legal counsel to CCM. Sullivan & Cromwell LLP served as legal counsel to e.GO. White & Case LLP served as legal counsel to Athena.

Investor Conference Call Information

e.GO and Athena will host a joint investor conference call to discuss the proposed Transaction today, July 28, 2022 at 8:30AM ET.

To listen to the prepared remarks via telephone from the U.S., dial 1-877-704-4453 and an operator will assist you. International investors may listen to the call by dialing 1-201-389-0920. A telephone replay will be available by dialing 1-844-512-2921 if in the U.S, and by dialing 1-412-317-6671 from outside the U.S. The PIN for access to the replay is 13732025. The replay will be available through August 11, 2022.

About e.GO

e.GO, headquartered in Aachen, Germany, designs and manufactures battery electric vehicles for the urban environment, with a focus on convenience, reliability and affordability. e.GO has developed a disruptive solution for producing its electric vehicles using proprietary technologies and low cost MicroFactories, and has vehicles already on the road today. e.GO is helping cities and their inhabitants improve the way they get around and is making clean and convenient urban mobility a reality.

Visit https://www.e-go-mobile.com/ to learn more.

About Athena Consumer Acquisition Corp.

Athena Consumer Acquisition Corp. is the second SPAC founded by Isabelle Freidheim, with Jane Park serving as CEO, Jennifer Carr-Smith as President and Angy Smith as CFO. All three Athena SPACs are comprised entirely of women founders, CEOs, board members and other executives.

Important Information about the Business Combination and Where to Find It

In connection with the Business Combination, Next.e.GO N.V. (“TopCo”) intends to file with the SEC a registration statement on Form F-4 (the “Registration Statement”), which will include a preliminary prospectus and preliminary proxy statement. Athena will mail a definitive proxy statement/final prospectus and other relevant documents to its stockholders. This communication is not a substitute for the Registration Statement, the definitive proxy statement/final prospectus or any other document that Athena will send to its stockholders in connection with the Business Combination. Investors and security holders of Athena are advised to read, when available, the proxy statement/prospectus in connection with Athena’s solicitation of proxies for its special meeting of stockholders to be held to approve the Business Combination (and related matters) because the proxy statement/prospectus will contain important information about the Business Combination and the parties to the Business Combination. The definitive proxy statement/final prospectus will be mailed to stockholders of Athena as of a record date to be established for voting on the Business Combination. Stockholders will also be able to obtain copies of the proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: 442 5th Avenue, New York, NY, 10018.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), or an applicable exemption from the registration requirements thereof.

Participants in the Solicitation

Athena, e.GO, TopCo and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Athena’s stockholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of Athena’s directors and officers in Athena’s filings with the SEC, and such information and names of e.GO’s directors and executive officers will also be in the Registration Statement to be filed with the SEC by TopCo, which will include the proxy statement of Athena for the Business Combination.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Athena, e.GO, and TopCo’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination, the level of redemptions by Athena’s public stockholders, the timing of the completion of the Business Combination and the use of the cash proceeds therefrom. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of Athena, e.GO, and TopCo’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of Athena, e.GO, and TopCo.

These forward-looking statements are subject to a number of risks and uncertainties, including: (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the inability of the parties to successfully or timely consummate the proposed Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed Business Combination or that the approval of the stockholders of Athena or e.GO is not obtained; (iii) failure to realize the anticipated benefits of the proposed Business Combination; (iv) risks relating to the uncertainty of the projected financial information with respect to e.GO; (v) the outcome of any legal proceedings that may be instituted against Athena and/or e.GO following the announcement of the Business Combination agreement and the transactions contemplated therein; (vi) future global, regional or local economic and market conditions; (vii) the development, effects and enforcement of laws and regulations; (viii) e.GO’s ability to grow and achieve its business objectives; (ix) the effects of competition on e.GO’s future business; (x) the amount of redemption requests made by Athena’s public stockholders; (xi) the ability of Athena or the combined company to issue equity or equity-linked securities in the future; (xii) the ability of e.GO and Athena to raise interim financing in connection with the Business Combination; (xiii) the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; (xiv) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation, (xv) costs related to the Business Combination, (xvi) the impact of the global COVID-19 pandemic and (xvii) those factors discussed in the “Risk Factors” section of Athena’s Annual Report on Form 10-K for the year ended December 31, 2021, the Registration Statement (when available) and other documents if and when filed by Athena or e.GO from time to time with the SEC. Additional risks related to e.GO’s business include, but are not limited to: the market’s willingness to adopt electric vehicles; volatility in demand for vehicles; e.GO’s dependence on the proposed Business Combination and other external financing to continue its operations; significant challenges as a new entrant in the automotive industry; e.GO’s ability to control capital expenditures and costs; cost increases or disruptions in supply of raw materials, semiconductor chips or other components; breaches in data security; e.GO’s ability to establish, maintain and strengthen its brand; minimal experience in servicing and repairing vehicles; product recalls; failure by joint-venture to meet their contractual commitments; unfavorable changes to the regulatory environment; risks and uncertainties arising from the acquisition of e.GO’s predecessor business and assets following the opening of insolvency proceedings over the predecessor’s assets in July 2020; protection of e-GO’s intellectual property. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither e.GO nor Athena presently know or that e.GO and Athena currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect e.GO’s and Athena’s expectations, plans or forecasts of future events and views as of the date of this press release. e.GO and Athena anticipate that subsequent events and developments will cause e.GO’s and Athena’s assessments to change. However, while e.GO and Athena may elect to update these forward-looking statements at some point in the future, e.GO and Athena specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing e.GO’s and Athena’s assessments as of any date subsequent to the date of this press release Accordingly, undue reliance should not be placed upon the forward-looking statements.

e.GO Contacts

For Investors:

Caldwell Bailey

ICR, Inc.

eGOIR@icrinc.com

For Media:
James McCusker

ICR, Inc.
eGOPR@icrinc.com

Athena Consumer Acquisition Corp. Contacts

For Media & Investors:
Claire Kerr
Bevel PR
athena@bevelpr.com

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